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EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statements of Raytheon Company on Form S-3 (File Nos. 333-82529; 33-59241; 333-27757 and 333-44321), Form S-4 (File Nos. 333-56117 and 333-45629) and Form
S-8 (File No. 333-78219) of our report dated January 25, 2000, except for the information in Note R as to which the date is March 7, 2000 relating to the consolidated financial statements, which appears in the 1999 Annual Report to Stockholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated January 25, 2000 relating to the financial statement schedule, which appears in this Form 10-K.




/s/ PricewaterhouseCoopers LLP
    PricewaterhouseCoopers LLP

Boston, Massachusetts
March 22, 2000